EXHIBIT 3
                         AGREEMENT TO TERMINATE CONTRACT



     Agreement made this _______day of November, 2003, between Patriot Motorcycles Corp., a California corporation, Steel Dreams Productions Inc, a Kentucky Corporation, Steel Dreams Event Corp, a Kentucky Corporation ( Steal Dreams Event Corp and Steel Dreams Productions Inc are together referred to as "Steel Dreams" ) and Michel Attias, and individual and stockholder in Patriot Motorcycles Corp and Messrs. G. Michael Shannon, Mark Green and Ken Rapier all individuals and stockholders in Steel Dreams, all of which are referred to as the "Parties." Steel Dreams Event Corp and Steel Dreams Production Corp. are together referred to as "Steel Dreams."

WHEREAS, The individuals and entities set forth above are Parties to a contract or contracts either verbal or written dated on or about February 1, 2003 and,

WHEREAS, The Parties deem it to be in their best interest to terminate said contract or contracts and,

WHEREAS, the undersigned hereby certify that they are fully qualified to sign as individuals and on behalf of the entities set forth herein and,

WHEREAS, the Parties represent that they have passed the necessary corporate/company resolutions in compliance with their By-laws and any appropriate state laws and their said resolutions are now in full force without modification or recession.








                              W I T T N E S S E T H

NOW THEREFORE, in consideration of the representations and warranties and the mutual promises herein set forth it is hereby agreed as follows:
1. Termination of Contract(s) - The Parties agree that all contracts between them past or present, oral or in writing, whether attached to this Agreement or not are hereby terminated in their entireties and are considered null and void and without effect.

2. Agreement of Steel Dreams; Messrs Shannon, Green and Rapier - Steel Dreams and Messrs Shannon, Green and Rapier acknowledge that it/they has/have not received nor are they owed any interest in any stock, convertible stock, stock options, income, compensation or consideration of any kind whatsoever in or by Patriot Motorcycles Corp or in any of the Patriot Motorcycle stock owned by Michel Attias.

3. Agreement of Patriot Motorcycles - Patriot Motorcycles Corp. hereby acknowledges, that it has not received nor is it owed any interest in any stock, convertible stock, stock options, income, compensation or consideration of any kind whatsoever in or by Steel Dreams. Further more, Patriot Motorcycles Corp. hereby indemnifies, to the extent allowable by the laws of the State of California, Messrs. Shannon, Green and Rapier for their service as directors and officers of that company.

     4. Agreement of Michel Attias- Mr. Attias hereby acknowledges that he has not received nor is he owed any interest in any stock, convertible stock, stock option, income, compensation or consideration of any kind whatsoever from Steel Dreams and hereby indemnifies, to the extent allowable by the laws of the State of California, Messrs. Shannon, Green and Rapier for their service as directors and offices of that company.

5. Notices - All notices sent under this Agreement must be in writing, and may be sent only by personal delivery, registered or certified mail (return receipt requested), or by overnight air express (or courier shipment if outside the United States) if such services actually provides proof of mailing. The day of mailing of any such notice will be deemed the date of the giving thereof (except notices of change of address, the date of which will be the date of receipt by the receiving party). Facsimile transmissions will not constitute valid notices hereunder, whether or not actually received.

6. Governing Law - This Agreement has been entered into the State of Kentucky, and the validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of Kentucky applicable to contracts entered into and performed, entirely within the State of Kentucky. Kentucky courts (state and federal), only, will have jurisdiction of any controversies regarding this Agreement, any action or other proceeding which involves such a controversy will be brought in those courts and not elsewhere. Any process in any such action or proceeding may, among other methods, be served on any of the Parties by delivering it or mailing it, by registered or certified mail directed to the address first above written or such other address as may be designated. Pursuant to this Agreement, any such process may, among other methods, be served by delivering the process or mailing it by registered or certified mail, directed to the address first above written or such other address as may be designated in the manner prescribed in this Agreement. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of Kentucky.

7. Default -. No default or breach hereunder shall be deemed material unless the party claiming such default or breech shall be given written notice of such claim to the party charged, by certified mail, return receipt requested, and unless the party charged shall fail to cure the said default or breach within thirty (30) days after receipt of such notice.

8. Severability; Heading; Entire Agreement; Waiver; Remedies- The invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any other provision hereof. The paragraph headings contained in this Agreement are for the convenience of the parties hereto and shall have no effect on this Agreement or the interpretation thereof. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements, understandings, and arrangements, and no change, modification, amendment, waiver, termination or discharge of this Agreement shall be binding unless confirmed by a written instrument signed by an authorized representative of the Parties. No waiver of any provision of or default under this Agreement shall constitute a waiver of compliance thereafter with the same or any other provision or of its right to enforce the same or any other provision thereafter. All remedies, rights, undertakings and obligations contained in this Agreement are cumulative, and none of them are in limitation of any other remedy, right, undertaking or obligation of any party.

9 Legal Representation -The Parties represent that they have read this Agreement and/or had the legal effect of its provisions explained by a lawyer of their own choosing.

IN WITNESS WHERE OF, the parties hereto have executed this Agreement on the day and year hereinabove first written.

PATRIOT  MOROTCYCLES  CORP            STEEL  DREAMS  PRODUCTIONS  CORP
/s/  G.  Michael  Shannon                      /s/  Ken  Rapier
By   -----------------------           By       ----------------

Print  Name:  G.  Michael  Shannon          Print  Name:  Ken  Rapier
              --------------------                      -------------
      Title:  CEO                                 Title:  CEO
              ---                                         ---

STEEL  DREAMS  EVENT  CORP
     /s/  Ken  Rapier
By ----------------------
Print  Name:  Ken  Rapier
              -----------
Title:        CEO
             -------- ---


G.  MICHAEL  SHANNON  (AN  INDIVIDUAL)
/s/  G.  Michael  Shannon
_____________________________

MARK  GREEN  (  AN  INDIVIDUAL)
/s/  Mark  Green
_____________________________


KEN  RAPIER  (  AN  INDIVIDUAL)
/s/  Ken  Rapier
______________________________


MICHEL  ATTIAS  (  AN  INDIVIDUAL)
/s/  Michel  Attias
______________________________